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                                                                      EXHIBIT 99


        [LETTERHEAD OF EAST TEXAS FINANCIAL SERVICES, INC. APPEARS HERE]



                                  NEWS RELEASE

For verification, contact:  Gerald W. Free, President and CEO
                            Derrell W. Chapman, Vice President/COO/CFO

Telephone:                  (903)593-1767
Fax:                        (903)593-1094

For immediate release, October 17, 1996

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                      EAST TEXAS FINANCIAL SERVICES, INC.
                             DECLARES CASH DIVIDEND

Tyler, Texas, October 17, 1996--- East Texas Financial Services, Inc. NASDAQ:ETFS), the holding company for First Federal Savings and Loan Association of Tyler, Texas, today has announced that the Company has declared a cash dividend of $0.05 per share for the quarter ended September 30, 1996. The dividend will be payable on November 27, 1996, to stockholders of record as of November 13, 1996.

East Texas Financial Services, Inc., was formed in 1994 and acquired all of the shares of First Federal Savings and Loan Association of Tyler upon its conversion from a mutual to a stock savings and loan association effective January 10, 1995. The Company sold 1,215,190 shares of $0.01 par value common stock at $10.00 per share in its initial public stock offering. The Company had 1,079,285 shares outstanding as of September 30, 1996. Shares of the Company's stock have traded between $14.00 and $15.50 over the last three months.

First Federal serves primarily Smith County, Texas, through its two full service retail banking offices located in Tyler and Whitehouse and its loan production office located in the Tyler area. At September 30, 1996, First Federal exceeded all applicable regulatory capital requirements.

The Company's stock is traded under the symbol "ETFS" on the NASDAQ National Market System and is listed in most daily newspapers as "EastTxFnl".


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